Exhibit 10.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (“Agreement”) is executed this 31st day of October, 2018 (the “Execution Date”) and is effective as of February 26, 2017 (the “Effective Date”) and is made by and between University of Louisville Research Foundation, Inc. (“ULRF”), a Kentucky 501(c)3 non-profit corporation having an office at 300 East Market Street, Suite 300, Louisville, Kentucky, 40202, as the agent of the University of Louisville (“UofL”) for licensing intellectual property owned and controlled by ULRF on behalf of UofL and Regenerex, Inc. (“Licensee”), a Delaware corporation with a principal place of business at 201 East Jefferson Street, Suite 110B, Louisville, KY. ULRF and Licensee are referred to herein, on occasion, separately each as a “Party” or together as the “Parties”.

BACKGROUND IN CONNECTION WITH THE AMENDMENT AND RESTATEMENT

1.

ULRF and Licensee previously entered into that certain Exclusive License Agreement effective as of August 23, 2013 (the “Original Effective Date”) relating to ULRF-owned technologies related to Human Facilitating Cells (the “Original Agreement”).

2.

Licensee’s commercialization plans and partnerships have changed prompting the desire of the Parties to amend and restate the Original License Agreement to better reflect Licensee’s revised commercialization plans.

3.

ULRF and Licensee now wish to amend, restate and supersede the Original Agreement in its entirety to, among other things, maximize the commercial potential for the Inventions in the interests of the Parties and the public good.

BACKGROUND

1.

ULRF was established by UofL to enter into and administer research agreements with external funding sources and to own, control, and license intellectual property on behalf of UofL in order to foster the transfer and development of technology for public benefit.

2.

Valuable inventions relating to Human Facilitating Cells, as described in ULRF Case No. 04042, 05010, 08076, 08083, 10094 10098, and 18053 (the “Inventions”), were developed during the course of research conducted at UofL by the Inventors (as defined below), of which Dr. Suzanne T. Ildstad (“Dr. Ildstad”) was, and is, principal investigator.

3.

ULRF has acquired through assignment of all rights, title and interest of said Inventors (and all personnel working under the Inventors’ direction or supervision) in said valuable Inventions and the related Licensed Technology, as hereinafter defined and identified.

4.

The Parties have entered into a Reciprocal Nondisclosure Agreement effective as of the Effective Date (ULRF Ref. 18204-NDA) (the “Confidentiality Agreement”), which governs Confidential Information (as defined in the Confidentiality Agreement) relating to this Agreement.

5.

Development of the Invention was sponsored in part by the United States government, and as a consequence, this Agreement is subject to overriding obligations to the federal government under 35 U.S.C. §§ 200-212 and applicable regulations.

6.	ULRF and Licensee desire to have the Inventions developed and commercialized so that products resulting therefrom may be available for public use and benefit.

7.

Licensee desires to acquire, and ULRF desires to grant, a license under the Licensed Technologies to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereby agree that the Original License Agreement is amended, restated and superseded by this Agreement in its entirety, effective as of the Effective Date.

1. DEFINITIONS

1.1

“Affiliate” means, with respect to Licensee (or a Sublicensee, respectively), any entity that, as of the applicable point in time during the term of this Agreement, directly or indirectly controls Licensee (or a Sublicensee, respectively), is controlled by Licensee (or a Sublicensee, respectively), or is under common control with Licensee (or a Sublicensee, respectively). For purposes of this definition, “control” means (a) having the actual, present capacity to elect a majority of the directors of such entity, or (b) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity.

1.2

“Change of Control” means (a) the sale of all or substantially all the assets of a Party; (b) any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

1.3

“Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, detailing, distributing, pricing and price reporting, importing, having imported, exporting, having exported, selling or offering to sell a product or therapy.

1.4

“Commercially Reasonable Efforts” means the good faith use of efforts and resources consistent with the usual practices of Licensee or similarly situated pharmaceutical and biotechnology companies in pursuing the research, Development, Manufacturing or Commercialization of a similarly situated pharmaceutical product or therapy at a similar stage of research, Development or Commercialization as the applicable product or therapy, taking into account efficacy, safety, proprietary position of the product or therapy, including patent and regulatory exclusivity, regulatory structure involved including anticipated or approved labeling and anticipated or approved post-approval requirements, present and future market and commercial potential including competitive market conditions and probability of the profitability of the product or therapy in light of pricing and reimbursement issues, and all other relevant factors including technical, legal, scientific or medical factors.

1.5

“Control” or “Controlled” means, with respect to any intellectual property right or other intangible property, the possession by a Party (including whether by ownership, license, “control,” as defined in the definition of “Affiliate” above, over an Affiliate having possession by ownership or license, or otherwise) of the ability to grant access to, or a license or sublicense of, such right or property.

1.6

“Cover,” “Covered” or “Covering” means, with respect to a Licensed Patent, that, in the absence of a license granted to a Person under a Valid Claim included in such Licensed Patent, making, having made, using, selling, having sold or importing a Licensed Product or other product or therapy, as applicable, by such Person would infringe such Valid Claim.

1.7

“Develop” or “Development” means any and all preclinical and clinical drug development activities including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, clinical trials and testing, regulatory affairs, preparation and submission of applications for obtaining Regulatory Approvals, chemical or biological development and development manufacturing, process development, upscaling, validation, packaging and labeling development and manufacturing and development documentation efforts in support of development activities anywhere in the world.

1.8	“FCRx” or “FCR001” means any manipulated cellular composition containing hematopoietic stem cells, T-Cells and Human Facilitating Cells.

1.9	“Field of Use” means all fields (without limitation).

1.10

“Governmental Authority” means any domestic or foreign entity, including any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal.

1.11

“Human Facilitating Cells” means a heterogeneous population of cells derived from bone marrow and/or blood, which (a) support hematopoietic stem cell survival and/or (b) facilitate chimerism and/or immunological tolerance. By way of example, and without limitation, Human Facilitating Cells known to the Parties as of the Effective Date contain cells that express (i) CD8+; (ii) alpha beta TCR-; (iii) gamma delta TCR-; and (iv) CD45+.

1.12

“Improvements” means (a) any Know-How or Patent Rights created, developed, obtained or made after the Effective Date by any member of the ULRF Group (including by the Inventors or any employees, agents or paid students of the ULRF Group) which are created, developed or made from, derived using, or an improvement to, Licensed Technical Information, Licensed Patents or Improvements to any of the foregoing in the course of Lab Activities, and (b) any Know-How or Patent Rights created, developed, obtained or made after the Effective Date by any member of the ULRF Group outside of Lab Activities which are created, developed or made from or derived using Confidential Information (as defined in the Confidentiality Agreement) related to Human Facilitating Cells provided that ULRF Group members were informed of the obligations herein upon their receipt of the Confidential Information.

1.13	“Indication” means a specific disease or condition.

1.14	“Inventors” means Dr. Ildstad and Ms. Mary Jane Elliott.

1.15

“Know-How” means any data, information, unpatented inventions, proprietary information, trade secrets or technology (whether or not protectable under patent, copyright or similar law and whether stored or transmitted in oral, documentary, electronic or other form), including, without limitation, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and manufacturing information, plans and standard operating procedures, including any scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications and any marketing, financial, commercial, personnel and other business information and plans; provided, however, that Know-How shall not include Patent Rights.

1.16

“Lab Activities” means all research, work and other activities with respect to which Dr. Ildstad is the principal investigator for ULRF or Licensee that are conducted by the ULRF Group or any employees, agents or paid students thereof.

1.17

“Licensed Method” means any process or method, the use or practice of which, absent the license granted pursuant to this Agreement, infringes or contributes to or induces the infringement of a Licensed Patent and/or embodies, contains, uses, is used or made through the use of, or was in whole or part derived from Licensed Technical Information.

1.18

“Licensed Patents” means: the Patent Rights identified in Exhibit A (provided that, with respect to the Jointly-Owned Patent Rights identified on Exhibit A and any other Jointly Owned Licensed Patent, only ULRF’s interest in and to such Jointly Owned Licensed Patent shall be included in the definition of “Licensed Patents”). Any issued claim of an unexpired Licensed Patent is presumed to be valid if it meets the definition of a Valid Claim.

1.19

“Licensed Product” means (a) FCRx or FCR001, and (b) any product, material, kit, or other article of manufacture or composition of matter or service (i) the research, Development, Manufacturing, making, use, Commercialization, Sale, offer for Sale, or import of which, absent the license granted pursuant to this Agreement, infringes, induces infringement, or contributes to infringement of a Licensed Patent and/or (ii) that embodies, contains, uses, is used or made through the use of, or was in whole or part derived from Licensed Technical Information.

1.20	“Licensed Technical Information” means any Know-How owned or Controlled by any member of the ULRF Group as of the Effective Date that has been developed or made in the course of Lab Activities.

1.21	“Licensed Technology” means, collectively, the Licensed Patents and the Licensed Technical Information.

1.22

“License Year” means a year in which this Agreement is in effect. The first License Year will begin on the Effective Date and run until December 31 of the same calendar year. Thereafter, each subsequent License Year will mean each subsequent calendar year, beginning January 1 and ending December 31, provided that the final License Year will end on the date of expiration or termination of this Agreement.

1.23

“Manufacture” or “Manufacturing” means any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in process, release and stability testing), releasing, labeling or packaging for pre-clinical, clinical or commercial purposes.

1.24

“Net Sales” means the gross amount of any payments, and the fair market value of any non-cash consideration, actually received by Licensee, Affiliates or Sublicensees for the Sale of Licensed Products, less (a) cash, trade or quantity discounts, charge-back payments and rebates actually granted to trade customers, managed healthcare organizations, pharmaceutical benefit managers, group purchasing organizations and national, state and local government, (b) credits, rebates or allowances actually allowed upon prompt payment or upon on account of claims, damaged goods, rejections or product returns, (c) Licensed Product distribution expenses, including packaging, freight, warehousing, handling and insurance costs that are included in amounts billed, and (d) taxes (other than income taxes), customs duties, import fees or other government charges included in amounts billed.

1.25

“Non-Royalty Sublicensing Income” means the gross amount of any payments, and the fair market value of all other consideration, actually received by Licensee for the grant of rights to Commercialize Licensed Technology under a Sublicense, excluding (a) payments made to Licensee as a royalty based on Sales by the Sublicensee, (b) any amounts included in the calculation of Net Sales, and (c) any amounts paid to Licensee in exchange for an equity interest in Licensee or any amounts paid to Licensee pursuant to a royalty financing or in exchange for a royalty interest, provided that, in the case of amounts paid to Licensee in exchange for an equity interest in Licensee, such amount is a fair market value, as determined in good faith by Licensee and the applicable purchaser.

1.26

“Patent Rights” means patents and all continuations, continuations-in-part, divisionals, reissues, reexaminations and extensions or substitutions thereof and supplemental protection certificates relating thereto, any confirmation patents or registration patents or patents of addition based on any such patents, and all counterparts thereof or substantial equivalents in any country, including utility models and industrial designs (collectively, “Patents”) and any applications or provisional applications for any of the foregoing (“Patent Applications”).

1.27

“RDP” means protection of pre-clinical and clinical data that is part of a marketing authorization dossier for a limited duration of time wherein (a) such data (i) may not be relied upon by third parties in their marketing authorization applications and/or (ii) will not be accepted by the responsible health authority for any other marketing authorization application and/or (b) a medicinal product will not be placed on the market if its marketing authorization relies upon such data.

1.28

“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, all approvals, registrations, licenses or authorizations from a Governmental Authority that are necessary for the commercial sale of the Licensed Product for any Indication, which shall include satisfaction of all applicable regulatory and notification requirements, but exclude any pricing or reimbursement approvals.

1.29

“Sale” means the act of selling, leasing, or otherwise transferring or providing Licensed Products for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or cause to be made a Sale.

1.30

“Sublicense” means any agreement between Licensee and a third party that contains a grant to Licensed Patents and/or Licensed Technical Information regardless of the name given to the agreement by the parties. “Sublicense” also includes approved further sublicense to any third party by a Sublicensee.

1.31	“Sublicensee” means any third party to whom Licensee has granted a Sublicense. “Sublicensee” also includes sublicensees of approved further Sublicenses by a Sublicensee.

1.32	“Term” has the meaning set forth in Section 15.1.

1.33

“ULRF Group” means, collectively, ULRF, UofL and, centers, institutes, departments or other entities that are a part of UofL, including, without limitation, what is known, as of the Effective Date, as the Institute for Cellular Therapeutics.

1.34

“Valid Claim” means, with respect to any country, a claim of an issued and unexpired Licensed Patent owned by ULRF in such country which has not been revoked or held to be invalid or unenforceable by a court, administrative agency or other Governmental Authority of competent jurisdiction in a final judgment or proceeding which cannot be appealed or, if capable of appeal, which has not been appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. GRANT

2.1

Grant. Subject to the terms and conditions of this Agreement, ULRF hereby grants to Licensee an exclusive, worldwide license under the Licensed Patents and a nonexclusive royalty bearing, worldwide license for Licensed Technical Information in the Field of Use to (a) research, Develop, Manufacture, make, have made, use, offer for Sale, import, Commercialize and Sell Licensed Products, and (b) to practice Licensed Methods. During the Term of this Agreement, ULRF agrees not to further commercially license the Licensed Technical Information.

2.2

Post-Term License to Licensed Technical Information. Upon the expiration (but not an earlier termination) of the Term: (a) the nonexclusive license granted to Licensed Technical Information pursuant to Section 2.1 shall survive in perpetuity (i.e., shall be perpetual) and be royalty-free following such expiration and (b) no further fees, royalties or other amounts shall be due or payable by Licensee with respect to such surviving perpetual license or any period following such expiration or termination.

2.3

Independent Licensee Developments. It is agreed and understood that there have been, and there may be on or after the Effective Date, inventions, discoveries, developments or other findings made, conceived, developed or reduced to practice by Licensee independently of UofL and ULRF, and not by UofL and/or ULRF and not incorporating or using Licensed Technology, and that all of the foregoing shall be owned, as between the Parties, by Licensee and shall not constitute Improvements. No right, title or interest in or to any of the foregoing is or shall be licensed, transferred or assigned to ULRF by virtue of this Agreement.

2.4

Options to Improvements. ULRF will notify Licensee in writing of any Improvements and any applicable Patent Costs (as defined in Section 9.2) with respect thereto within thirty (30) days of its receipt of a complete research disclosure form. After being informed by ULRF, Licensee must notify ULRF in writing within ninety (90) days that it elects subject to the terms and conditions of this Agreement, to include such Improvements in the license granted in Section 2.1 as described below:

(a)

License Grant to Improvements Developed Within [***] of the Effective Date. Upon the above required notifications and with payment of all Patent Costs for such Improvements that are reimbursable pursuant to Section 9.2, Improvements developed and disclosed within [***] after the Effective Date shall be deemed Licensed Patents or Licensed Technical Information (as applicable) and included in the licenses to Licensed Technology granted to Licensee under this Agreement. If Licensee does not elect to include such Improvements within the ninety (90) day period or pay for the reimbursable Patent Costs for such Improvements, ULRF will be free to license such Improvements (but, for the avoidance of doubt, not any Licensed Technology) to third parties.

(b)

License Grant to Improvements Developed [***] After the Effective Date. Improvements developed and disclosed [***] after the Effective Date shall be deemed Licensed Patents or Licensed Technical Information (as applicable) and included in the licenses to Licensed Technology granted to Licensee under this Agreement upon Licensee’s meeting the following obligations:

a.	Licensee has elected in writing the include such Improvement in this Agreement within the ninety (90) day notification period;

b.	Licensee has paid ULRF a Five Thousand Dollar ($5,000.00) improvement fee (the “Improvement Fee”) for such disclosure and underlying Patent Rights and/or Know-How; and

c.	Licensee has reimbursed ULRF for any Patent Costs (if incurred by ULRF) for such Improvements that are reimbursable by Licensee pursuant to Section 9.2.

If Licensee does not elect to include such Improvements within the ninety (90) day period or pay the Improvement Fee or the reimbursable Patent Costs for such Improvements, ULRF will be free to license such Improvements (but, for the avoidance of doubt, not any Licensed Technology) to third parties.

2.5

Retained Rights. ULRF reserves the right, on behalf of itself and UofL, to do any one or more of the following: (a) to the extent and in the form approved in writing in advance by Licensee, publish Licensed Technology in accordance with Section 6 of the Confidentiality Agreement; and (b) practice the Licensed Patents and use the Licensed Technology, in each case solely for not-for-profit educational and non-commercial research purposes; provided, however, that ULRF shall not retain or have any right to do any of the foregoing regarding License Technology (i) for clinical, preclinical, patient care or therapeutic activities, (ii) in humans, or (iii) using commercial funding from any third party, and ULRF shall not have any right to file for or obtain, or to grant any third party a license to file for or obtain, Regulatory Approval for, or to Develop, Commercialize or Manufacture for any purpose, any Licensed Product. Without limiting the foregoing and for the avoidance of doubt, ULRF shall not have any right to, and shall not, grant any licenses to any third party to Commercialize any Licensed Technology.

2.6

Government Rights. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. These provisions also impose the obligation that Licensed Products Sold or produced in the United States be “manufactured substantially in the United States.” Licensee will ensure that all obligations under these provisions are met.

2.7

Specific Exclusions. Nothing in this Agreement is or will be construed as: (a) conferring by implication, estoppel, or otherwise any license or rights under any patent applications or patents of ULRF other than the Licensed Patents, regardless of whether such patent applications or patents are dominant or subordinate to the Licensed Patents; or (b) an obligation to furnish to Licensee any know-how not provided in the patents and patent applications of the Licensed Patents.

3. SUBLICENSING

3.1

Permitted Sublicensing. Subject to the requirements of Section 3.4, Licensee may grant Sublicenses in the Field of Use. For purposes of this Agreement, the operations of any Sublicensee under their respective Sublicense will be deemed to be the operations of Licensee, for which Licensee will be responsible. Affiliates will have no licenses under the Licensed Patents except as granted by Licensee in a Sublicense.

3.2	Required Sublicensing.

(a)

In the event that ULRF and Licensee each own an undivided interest in any Licensed Patent, including, without limitation, the Jointly-Owned Patent Rights (as defined in Exhibit A) (each a “Jointly Owned Licensed Patent”), Licensee will not attempt to separately grant a license to any third party under its rights in such Jointly Owned Licensed Patent without concurrently granting a Sublicense under ULRF’s rights in the same.

(b)

If Licensee licenses to a third party patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”) and it believes, in good faith, that the recipient of such license will infringe Licensed Patents in practicing Licensee’s Patent Rights, then Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without using Commercially Reasonable Efforts to grant a Sublicense to such recipient of the applicable Licensed Patents.

3.3

Bayh-Dole Act Acknowledgement. The Parties acknowledge that, under certain circumstances, the Bayh-Dole Act provides the Federal agency under whose funding agreement a subject invention is made with a “march-in right” to require the sublicensing of such invention by the licensee of such invention (35 U.S.C. § 203).

3.4

Sublicense Requirements. Any Sublicense: (a) is subject to this Agreement, and (b) will not permit the grant of further Sublicenses by the Sublicensee without the express written consent of ULRF (provided, however, that no such consent shall be required with respect to Sublicenses granted by a Sublicensee to service providers for the purpose of providing services for or on behalf of the Sublicensee). Written consent, which shall not be unreasonably withheld, from ULRF may be requested by Licensee on behalf of a Sublicensee at least ten (10) business days before further Sublicensing.

3.5

Notice and Copy of Sublicense. Within thirty (30) days of execution of each Sublicense, or amendment thereof, Licensee will notify ULRF of such executed Sublicense or amendment and provide to ULRF a copy of such Sublicense or amendment; provided, however, that Licensee shall have the right to redact parts of such Sublicense or amendment to the extent such parts are not necessary to determine Licensee’s compliance with this Agreement.

3.6

License Termination. Upon termination of this Agreement for any reason, all Sublicenses will automatically terminate, unless ULRF, at its sole discretion, agrees in writing to an assignment to ULRF of any Sublicense. In the event of termination of this Agreement and if ULRF accepts assignment of any Sublicense, ULRF will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than, those rights and obligations contained in this Agreement. ULRF will, as between ULRF and Licensee, have the sole right to modify each such assigned Sublicense to include all of the rights of ULRF contained in this Agreement.

4. DILIGENCE

4.1

Commercially Reasonable Efforts by Licensee. During the Term: (a) Licensee shall use Commercially Reasonable Efforts to Develop a Licensed Product with the goal of achieving Regulatory Approval thereof; and (b) following such time as Regulatory Approval of a Licensed Product is obtained in any country or countries, use Commercially Reasonable Efforts with respect to the country or countries for which such Regulatory Approval of a Licensed Product has been obtained to Commercialize such Licensed Product in such country or countries, except to the extent that Licensee determines that doing so is not commercially viable or is not commercially desirable. ULRF agrees that the efforts and activities of Licensee’s Affiliates and Licensee’s Sublicensees and their Affiliates shall be taken into account as the efforts and activities of Licensee for purposes of determining Licensee’s compliance with the obligations set forth in this Section 4.1.

4.2	Milestones. In addition to Licensee’s obligations under Section 4.1, Licensee will accomplish the diligence milestones (“Milestones”) set forth in Exhibit C, subject to Section 2 of Exhibit C.

4.3	Material Failure. Licensee’s material failure to perform in accordance with Sections 4.1 or 4.2 may, subject to Section 2 of Exhibit C, constitute a material failure to which Section 15.3 applies.

5. PAYMENTS AND ACCOUNTING

5.1

Fees and Royalties. In consideration for the rights granted herein, Licensee will pay to ULRF the fees, royalties and other amounts specified in Exhibit B, and will reimburse ULRF for costs incurred in connection with the Licensed Patents as provided in Section 9.2.

5.2

Payment Procedures. All payments due to ULRF will be made in United States currency preferably by electronic funds transfer (EFT), e.g., ACH, wire or book transfer. Bank information will be provided upon request. Alternatively, payments due to ULRF hereunder may be made by check or money order payable to “University of Louisville Research Foundation, Inc.” with reference to tax identification number [***], and remitted to the address for ULRF specified in Section 14.1. Licensee or its Sublicensees will be responsible for payments of any fees associated with the transfer or other delivery of amounts payable to ULRF hereunder.

5.3

Calculation and Payment of Royalties. When Licensed Products are Sold for monies other than United States dollars, Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period. Royalties will be paid to the ULRF free and clear of all foreign taxes except to the extent that any deduction or withholding (including of value added taxes) for tax purposes is required by applicable law, in which case Licensee shall have the right to deduct or withhold the amounts required by applicable law, without any obligation to gross-up ULRF for any amount of such deduction or withholding, so long as ULRF has been allowed the timely opportunity to complete file documentation that may exempt such deduction or withholding from being applied. If any Licensed Patent, or any claim thereof, expires or is held invalid by a final decision of a court of competent jurisdiction from which no appeal can be or is taken, all obligations to pay Royalties based on such Licensed Patent, or claim, will cease as of the date of such expiration or final decision. Licensee will not, however, be relieved from paying any Royalties that accrued before such expiration or final decision or that are based on another Licensed Patent, or claim within any Licensed Patent, which is not expired, or which is not held invalid or unpatentable in such final decision.

5.4

Books and Records. Licensee will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing the amount of Royalties and Non-Royalty Sublicensing Income payable to ULRF as well verifying the Net Sales volume for triggering the Milestone Payment based on Net Sales as set forth in Exhibit B. For six (6) years following the end of the calendar year to which they pertain, upon ULRF’s request no more than one (1) time per calendar year, said books and the supporting data will be made open, during normal business hours upon reasonable notice, to inspection and audit by an independent, nationally-recognized certified public accountant solely for purposes of verifying Licensee’s Royalty Reports under Article 6 and calculations of Non-Royalty Sublicensing Income amounts payable to ULRF (the “Independent Accountant”). Such Independent Accountant will be required to execute a non-disclosure agreement for the benefit of Licensee, which shall (a) be at least as protective of Licensee’s Confidential Information as the Confidentiality Agreement and shall obligate such Independent Accountant to hold all information in confidence except as necessary to communicate to ULRF such Independent Accountant’s determination of the whether Licensee’s Royalty Reports and Licensee’s calculation of Non-Royalty Sublicensing income amounts payable to ULRF are accurate and, if they are not, also the dollar amount by which Licensee’s Royalty Reports or calculations are lower or higher than the actual, correctly-calculated dollar amount (the “Determination”), and (b) prohibit such Independent Accountant from disclosing any information other than disclosing the Determination to ULRF. The fees and expenses of the representatives performing such an examination will be borne by ULRF, provided that if an error in underpaid Royalties, Non-Royalty Sublicensing Income or Milestone Payments to ULRF of more than [***] percent ([***]%) for any calendar year is discovered, then the fees and expenses of these representatives in conducting such examination will be borne by Licensee.

5.5

Self-audit. At ULRF’s written request to Licensee at any time after the first commercial sale of a Product, Licensee will conduct an independent audit of Sales and Royalties at least [***] if Net Sales exceed [***] dollars ($[***]) in any given calendar year. The audit will address, at a minimum, the amount of Net Sales by or on behalf of Licensee during the audit period, the amount of funds owed to ULRF under this Agreement, and whether the amount owed has been paid to ULRF and is reflected in Licensee’s records. Licensee will submit the auditor’s report promptly to ULRF upon completion. Licensee will pay for the entire cost of the audit.

5.6

Late Payments. In the event any payment due hereunder is not made when due, the payment will accrue interest, calculated at the monthly rate of one and one-half percent (1.5%), the interest being compounded on the last day of each calendar month. Each such payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of ULRF to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to, termination of this Agreement as provided in Article 15.

6. DEVELOPMENT AND ROYALTY REPORTS

6.1

Development Reports. Until the first Sale occurs in the United States, Licensee will submit to ULRF a semi-annual development report (“Development Report”) within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period. Development Reports will cover Licensee’s activities related to the development and testing of Licensed Products, including efforts related to obtaining necessary government approvals, if any, for marketing in the United States and foreign countries. Each Development Report will provide a sufficiently detailed summary of activities of Licensee and any Sublicensees so that ULRF may evaluate and determine Licensee’s progress in the development of Licensed Products, and in meeting Licensee’s diligence obligations under Article 4, and include at least the following: (a) summary of work completed and in progress; (b) current schedule of anticipated events and milestones, including the diligence Milestones under Article 4; (c) anticipated market introduction dates; (d) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period; (e) Sublicensees’ activities during the reporting period; and (f) description of any Sublicensing Income received by Licensee. In the Development Report immediately subsequent to the first Sale by Licensee or by a Sublicensee, Licensee will report the date of such first Sale. Upon ULRF’s reasonable request from time to time during the Term, Licensee shall provide to ULRF supporting documentation with respect to any matters set forth in a Development Report that ULRF’s request specifically relates to.

6.2

Royalty Reports. After the first Sale, within sixty (60) days of each June 30 and December 31 following the end of such six (6) month period, Licensee will submit to ULRF a semi-annual royalty report (“Royalty Report”), accompanied by the corresponding Royalty payment as required in Exhibit B, Section 1. Each Royalty Report will include at least the following: (a) the volume of Licensed Products Sold (if no Sales have occurred during the report period, the Royalty Report will contain a statement to this effect); (b) gross amounts of any payments or other consideration received in connection with Sales, (c) Net Sales and the calculation of Net Sales, including all deductions taken, so that ULRF can confirm the calculation; (d) total Royalties due to ULRF; (e) description of any Sublicensing Income received by Licensee; and (f) names and addresses of Sublicensees for any new Sublicenses entered into during the reporting period.

6.3	Submission of Development and Royalty Reports. All Development and Royalty Reports will be submitted electronically via email with reference to this Agreement [***].

7. REPRESENTATIONS, EXCLUSIONS AND NEGATIONS OF WARRANTIES, AND LIMITATION OF LIABILITY

7.1	Representations by ULRF. ULRF hereby represents and certifies to Licensee, as of the Effective Date and throughout the Term, as follows:

(a)

Entity Existence and Power. It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business or other activities as they are now being conducted and as contemplated in this Agreement.

(b)

Authority and Binding Agreement. (i) It has the power and authority and the legal right to enter into this Agreement on behalf of itself and the ULRF Group and grant the licenses to License under the Licensed Technology as set forth herein; (ii) it has taken all necessary corporate or other action on its part required to authorize the execution and delivery of this Agreement and the performance of its and the ULRF Group’s obligations herein, including obtaining all necessary consents (if any) from any member of the ULRF Group; and (iii) this Agreement has been duly executed and delivered on behalf of ULRF, and constitutes a legal, valid, and binding obligation of ULRF that is enforceable against them in accordance with its terms.

(c)

No Conflict. Neither ULRF, UofL, nor any other member of the ULRF Group is a party to any agreement or commitment that would prevent ULRF from granting the licenses to Licensee under and to the Licensed Technology as set forth herein, or that otherwise conflicts with this Agreement.

(d)

Ownership of Licensed Technology. Except for the Jointly-Owned Patent Rights, which ULRF and Licensee jointly own, ULRF is the sole and exclusive owner, or exclusive licensee, of all of the Licensed Technology in existence as of the Effective Date, free from any lien, mortgage, pledge, option, license, assignment, power of sale, right of first refusal, equitable interest or security interest, other than the overriding obligations to the United States government, as set forth in Public Law 96-517 (35 U.S.C. §§200-204), as amended, or any similar obligations under the Laws of any other country or jurisdiction.

(e)

Government and Foundation Funding. Schedule 7.1(e) sets forth all government and foundation funding relationships to which ULRF or any other member of the ULRF Group is a party that would result in rights to the Licensed Technology or any Licensed Product residing in the United States Government, National Institute of Health, National Institute for Drug Abuse or any other Governmental Authority and private foundations.

(f)

Third-Party In-Licenses. There are not and will not be, without Licensee’s prior written consent, any license, assignment, distribution or other agreements between ULRF and any third party under which it is or has been granted a license or other rights relating to the Licensed Technology (“Third Party In-Licenses”). To the extent Licensee consents in writing to any Third Party In-License, ULRF (i) shall comply with and maintain in full force such Third Party In-License, (ii) shall not amend of modify such Third Party In-License without the prior written consent of Licensee, and (iii) shall promptly provide written notice to Licensee describing any breach, alleged breach or potential breach of a Third Party In-License of which it becomes aware and provide Licensee with copies of any correspondence related thereto. ULRF will cooperate with Licensee in attempting to cure any such breach.

(g)

No Rights of UofL. UofL does not (separate from ULRF) own or Control any Licensed Technology, any Patent Rights covering any Invention or any Know-How relating to any Invention and need not be a party to this Agreement in order for the purposes of this Agreement to be realized.

7.2

Negation of Warranties. Except as otherwise expressly set forth in this Agreement, (a) ULRF provides Licensee the rights granted in this Agreement AS IS and WITH ALL FAULTS, and (b) ULRF makes no representations and extends no warranties of any kind, either express or implied. Among other things, ULRF disclaims any express or implied warranty: (a) of merchantability, or of fitness for a particular purpose; or (b) arising out of any course of dealing.

7.3

No Representation of Licensed Patent. Licensee also acknowledges that ULRF does not represent or warrant: (a) the validity or scope of any Licensed Patent; or (b) that the exploitation of the Invention or Licensed Patents will be successful.

7.4

No Warranties to Third Parties. Licensee will not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article.

7.5

Limitation of Liability. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS, LICENSED METHODS AND UNDERLYING RESEARCH IS ASSUMED BY LICENSEE OR ANY SUBLICENSEES. IN NO EVENT WILL ULRF, UOFL, INCLUDING ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, OR LOST PROFITS, WITH RESPECT TO THE PRACTICE OF THE INVENTION OR LICENSED PATENTS (INCLUDING MAKING, USING, SELLING, OFFERING TO

SELL, OR IMPORTING LICENSED PRODUCTS OR LICENSED METHODS) WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH ULRF, UOFL, ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS OR AGENTS MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. TO THE EXTENT PERMITTED BY LAW, THE ABOVE LIMITATION OF LIABILITY SHALL NOT APPLY TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 13 OR OF THE CONFIDENTIALITY AGREEMENT.

8. INDEMNITY AND INSURANCE

8.1

Indemnity. Licensee will indemnify, hold harmless, and defend ULRF, UofL, and its trustees, fellows, officers, employees, students, and agents from and against any and all claims, suits, losses, damage, costs, fees, and expenses (including attorneys’ fees) resulting from or arising out of the exercise of the license granted hereunder, or any Sublicense thereof, by Licensee, Affiliates or Sublicensees, including product liability claims relating to Licensed Products Sold by Licensee, a Sublicensee or an Affiliate of either of the foregoing.

8.2

Insurance. During the term of this Agreement, Licensee will obtain and maintain at all times and will require Affiliates and Sublicensees, and any subcontractors of any of the foregoing, to obtain and maintain (a) insurance for all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement; and (b) commercial general liability insurance, with limits of insurance not less than $5,000,000 per occurrence and $10,000,000 aggregate, including products liability insurance, written on a claims made basis, from reputable and financially secure insurance carriers (having an A.M. Best rating of A IX or above) to cover their respective activities. Such insurance will provide an appropriate and standard level of coverage considering the size of the company and for the product and industry, and will list ULRF, UofL, its trustees, fellows, officers, employees, students, and agents as additional insureds. Such insurance will be written to cover claims resulting from or arising out of the exercise of the licenses granted hereunder, or any Sublicense thereof, by Licensee, Affiliates or Sublicensees incurred, discovered, manifested, or made at any time during or after the expiration or termination of this Agreement. At ULRF’s request, Licensee will furnish a certificate of insurance evidencing primary coverage, indicating that ULRF and UofL have been listed as an additional insured under commercial general liability, and requiring thirty (30) days prior written notice to ULRF of cancellation or material change. All such insurance of Licensee will be primary coverage; the insurance of ULRF will be deemed to be excess and noncontributory. ULRF will notify Licensee in writing of any claim brought against ULRF in respect to which ULRF intends to invoke the provisions of this Section 8.2. Licensee will keep ULRF informed in writing and on a current basis of Licensee’s defense(s) of any known claim under this Section 8.2.

9. PATENT PROSECUTION AND MAINTENANCE

9.1

Responsibility for Licensed Patents. ULRF is the owner of the Licensed Patents (excluding the Jointly-Owned Patent Rights, which ULRF and Licensee jointly own). Licensee shall have the right to prosecute and maintain the Licensed Patents for ULRF and the Jointly-Owned Patent Rights for itself and ULRF. This action is not intended nor should it be construed to be an assignment of ownership of the Licensed Patents by ULRF. Provided that Licensee timely makes all of its payments owed to ULRF, Licensee may select any counsel of its choosing to prosecute and maintain some or all of the Licensed Patents, subject to approval of ULRF, which consent will not be unreasonably withheld. In order to be approved, counsel must agree to represent both parties in the patent prosecution pursuant to this Agreement. ULRF’s approval shall be deemed to be given for Licensee’s selection of either Fish & Richardson PC or Proskauer Rose LLP, so long as a mutually agreeable joint representation documents are executed and maintained as follows. Both parties shall execute any mutually agreeable documents necessary to allow such joint representation, with such documents being prepared by Licensee’s proposed counsel to effectuate the joint representation. Licensee shall be directly billed by the selected counsel and be solely responsible for payment for services rendered. Selected counsel shall provide concurrently to both parties, copies of all prosecution documents and correspondence for all Licensed Patents., “IP Counsel”). Licensee may direct patent prosecution, provided that ULRF is given reasonable opportunity to review and comment on any patent prosecution actions. If the Parties cannot timely agree on a patent prosecution decision, the final decision shall vest in Licensee except for any proposed changes to inventorship or ownership of a Licensed Patent, in which case ULRF shall have the right to direct patent counsel. For any Licensed Patents not prosecuted and maintained by IP Counsel, ULRF shall, in its name as owner, use reasonable efforts consistent with its normal practices to prosecute and maintain the Licensed Patents, and in so doing shall provide Licensee a reasonable opportunity to review and comment on any patent prosecution and maintenance actions.

9.2

Patent Costs. Subject to Section 9.3, Licensee will reimburse ULRF for all reasonable, documented out-of-pocket costs incurred on or after August 30, 2018 in connection with preparing, filing, prosecuting and maintaining Licensed Patents (including, without limitation, the cost of any patent filings, reexaminations, oppositions, post-grant review, inter partes review, supplemental examinations, and other patent office administrative proceedings, and their appeals), which have not been previously reimbursed to ULRF (“Patent Costs”). Licensee will reimburse ULRF for all Patent Costs incurred on or after the Effective Date that Licensee is required to reimburse ULRF for pursuant to this Section 9.2 within thirty (30) days of receipt by Licensee of invoice from ULRF for the same. For the avoidance of doubt, this Section 9.2 shall not apply with respect to any costs relating to Option Patent Rights with respect to which Licensee does not exercise its Improvement rights under Section 2.4.

9.3

Cessation of Licensee Patent Prosecution. Licensee’s obligation to pay Patent Costs under Section 9.2 will continue for so long as this Agreement remains in effect, provided that Licensee may terminate Licensee’s obligations with respect to any given Patent Application or Patent within the Licensed Patents in any designated country upon ninety (90) days written notice to ULRF. In the event of such notice to ULRF, ULRF will undertake to curtail applicable Patent Costs reimbursable by Licensee pursuant to Section 9.2. ULRF may continue prosecution and maintenance of such Patent Applications or Patents at ULRF’s sole discretion and expense, provided that such Patent Applications or Patents shall no longer be deemed Licensed Patents as of the effective date of Licensee’s election to terminate its obligations with respect thereto.

10. CONTEST OF PATENT VALIDITY

10.1

In the event Licensee files any action contesting the validity of any Licensed Patent and such Licensed Patent is held to be valid by a final judgment of a court of competent jurisdiction, then the Royalty percentage(s) applicable with respect to Licensed Products that are Covered by such Licensed Patent (as set forth in Section 1(a) of Exhibit B) shall be increased by two percent (2%) with respect to periods following the date of such final determination; provided, however, that if such final judgment is overturned on appeal, then such increase in Royalty percentage shall be reversed, retroactive to and effective as of the date on which the increase was implemented, and any amounts overpaid by Licensee as a result of such increase shall be credited against subsequent Royalty payments made by Licensee.

11. INFRINGEMENT

11.1	Infringement Procedure. Each Party will promptly notify the other Party if it believes a third party infringes a Licensed Technology in the Field of Use.

11.2

Licensee Suit. Licensee will have the first right to institute suit, and may name ULRF as a party to such suit for standing purposes. If Licensee decides to institute suit, it will notify ULRF in writing and, in such a case, (a) ULRF will assign and hereby does assign to Licensee all rights, causes of action, and damages resulting from the alleged infringement, (b) Licensee will bear the entire cost of the litigation and will reimburse ULRF for any costs, expenses, and counsel fees reasonably incurred by ULRF, and (c) from any recovery or damages derived therefrom, Licensee will first be reimbursed its out-of-pocket costs and attorney fees, and the remaining sums will be split, with [***] percent ([***]%) of such remaining sums going to Licensee, and [***] percent ([***]%) of such remaining sums going to ULRF. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith. Licensee will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects the interests of ULRF without ULRF’s prior written consent.

11.3

Joint Suit. If ULRF and Licensee so agree, they may institute suit jointly. If so, they will: (a) prosecute the suit in both their names; (b) bear the out-of-pocket costs equally; (c) share any recovery or settlement equally; and (d) agree in a separate written document how they will exercise control over the action. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith.

11.4

ULRF Suit. If Licensee elects to not pursue a suit pursuant to either of Sections 11.2 or 11.3, ULRF may institute and prosecute a suit so long as it conforms with the requirements of this Section 11.4. ULRF will diligently pursue the suit and will bear the entire cost of the litigation, and will reimburse Licensee for any costs, expenses, and counsel fees reasonably incurred by Licensee. ULRF will keep Licensee reasonably apprised of all developments in the suit, and will seek Licensee’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Technologies. ULRF will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects the interests of Licensee without Licensee’s prior written consent. Licensee may be named as a party only if: (a) Licensee’s, ULRF’s and UofL’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing; (b) Licensee is not the first named party in the action; and (c) the pleadings and any public statements about the action state that ULRF is pursuing the action and that ULRF has the right to join Licensee as a party plaintiff thereto.

11.5

Recovery. If ULRF institutes suit pursuant to Section 11.4, any recovery in excess of any unrecovered litigation costs and fees (including expenses paid to Licensee) will be shared with Licensee as follows: Any recovery will be split, with [***] percent ([***]%) of such sums going to ULRF, and [***] ([***]%) of such sums going to Licensee. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation to ULRF in good faith.

11.6

Abandonment of Suit. If either ULRF or Licensee commences a suit and thereafter intends to abandon the suit, it will give timely notice to the other Party. The other Party may continue prosecution of the suit, in which case Section 11.2 shall apply if such other Party is Licensee and Sections 11.4 and 11.5 shall apply if such other Party is ULRF.

12. DECLARATORY JUDGMENT

12.1

Against Licensee. In the event a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent is brought against Licensee, then Licensee, at its option and sole discretion, will have the right to control the sole defense of the action at its own expense; provided, however, that if Licensee does not begin to do so within thirty (30) days after the commencement of such action, then ULRF shall have the right to intervene and take over the sole defense of the action at its own expense.

12.2

Against ULRF. In the event a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent is brought against ULRF, then Licensee, at its option and sole discretion, will have the right, within thirty (30) days after commencement of such action, to intervene and take over control the sole defense of the action at its own expense; provided, however, that if Licensee does not begin to do so within thirty (30) days after such commencement, then ULRF shall have the right to control the sole defense of the action at its own expense.

13. CONFIDENTIALITY

Confidentiality Agreement. The Reciprocal Non-Disclosure Agreement is hereby incorporated into this Agreement and made a part hereof, and a breach of the Reciprocal Non-Disclosure Agreement by a Party with respect to Confidential Information relating to this Agreement shall be deemed a breach by such Party of this Agreement.

14. NOTICES AND INVOICES

14.1

Notices. All notices required or permitted to be given hereunder will be effective when given in writing, with reference to this Agreement and when (a) sent by email with receipt confirmed, (b) sent by registered or certified mail, return receipt requested, or (c) by overnight courier, such as Federal Express or UPS, to the other Party at its respective address set forth below or to such other address as such other Party may designate by written notice from time to time hereunder. Notices will be deemed effective when received.

If to Licensee:	Regenerex, Inc.
201 East Jefferson Street, Suite 110B
Louisville, KY 40202
[***]

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: [***]

If to ULRF:	University of Louisville Technology Transfer
300 East Market Street, Suite 300
Louisville, KY 40202
Email: [***]
Attn.: [***]
ULRF Ref. [***]

With a copy (which shall not constitute notice) to:

University of Louisville Office of the V.P. for Strategy and
General Counsel
206 Grawemeyer Hall
Louisville, KY 40292

14.2

Invoices. ULRF may submit invoices for any payments due in electronic form via email sent to the email address supplied by Licensee from time to time. An invoice directed to the last email address provided by Licensee to ULRF will be deemed received by Licensee when sent by ULRF.

15. TERM AND TERMINATION

15.1

Term. This Agreement will continue in full force and effect from the Effective Date until the expiration or earlier invalidation of the last Valid Claim of any of the Licensed Patents, unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this Agreement (the “Term”).

15.2

Termination by Licensee. Licensee may terminate this Agreement by providing written notice to ULRF in accordance with Section 14.1 at least ninety (90) days in advance of the effective date of termination selected by Licensee.

15.3

Termination by ULRF for Licensee’s Material Breach. If Licensee materially violates or materially fails to perform any term or provision of this Agreement (a “Material Breach”), then ULRF may give written notice of such default (“Notice of Default”) to Licensee and Licensee shall have thirty (30) days from receiving the Notice of Default to cure that Material Breach or, if not capable of being cured during that period, shall commence curing it during that period and thereafter diligently pursue curing. If Licensee fails to (a) cure that Material Breach or to commence curing it during that thirty (30)-day period or (b) with respect to Material Breaches that are not capable of being cured during that period, fails to cure it within a reasonable time based upon the nature of the breach (the applicable period in the case of (a) or (b), the “Cure Period”), then ULRF may give written notice of termination of this Agreement (“Notice of Termination”) stating an effective date that is not less than thirty (30) days after Licensee’s receipt thereof (the “Termination Effective Date”). If Licensee contests the existence of an asserted Material Breach or an asserted failure to timely commence curing the Material Breach or to cure the Material Breach within the applicable Cure Period, it may give written notice of such dispute (“Notice of Dispute”) at any time prior to any Termination Effective Date and the senior executives of each Party shall commence meeting as soon as practicable thereafter for a period of ninety (90) days to attempt in good faith to agree on a resolution of such dispute, during which time any Cure Period, termination period, or Termination Effective Date shall be tolled. If the parties are unable to resolve such dispute amicably during that dispute resolution period of ninety (90) days, then the tolling of any Cure Period, termination period, or Termination Effective Date shall continue for a further thirty (30) days. At the conclusion of those further thirty (30) days all such tolling shall end. For the avoidance of doubt, Licensee may seek, and nothing in this Agreement shall prohibit Licensee from seeking injunctive or other judicial relief with respect to any Notice of Default or Notice of Termination by ULRF pursuant to this Section 15.3, including, without limitation, to stay the Cure Period, termination period or the Termination Effective Date (regardless of any expiration of a contractual tolling period) or to dispute whether an uncured Material Breach has occurred or ULRF’s purported termination is valid. Termination of this Agreement will not relieve Licensee of Licensee’s obligation to pay any Royalty or fees owing at the time of such termination and will not impair any accrued rights of ULRF. Notices given under this Section will be subject to Section 14.1.

15.4

Termination for Bankruptcy or Insolvency. Notwithstanding Section 15.3: ULRF may terminate this Agreement immediately upon notice to Licensee in the event of: (a) the dissolution of Licensee, (b) the making of an assignment by Licensee for the benefit of its creditors, or an offer of settlement, extension, or composition to its unsecured creditors generally (c) the appointment of a trustee, conservator, receiver, or similar fiduciary for Licensee for substantially all of the assets of Licensee, or (d) in the event of the filing by Licensee of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

15.5

Consequences of Termination. Upon termination of this Agreement for any reason, nothing herein is to be construed to release either Party from any obligation that matured prior to the effective date of such termination. Licensee may, however, (a) for one (1) year following the date of termination, Sell inventoried Licensed Products, provided that Licensee pays to ULRF Royalties thereon as required under Article 5 and submits the related reports as required under Article 6, and (b) in perpetuity, in the event of the expiration of this Agreement, without restriction or any obligation to pay any royalties thereon to ULRF, Sell Licensed Products that are not Covered by any Licensed Patent and otherwise exercise Licensee’s rights under Section 2.2. Upon termination, Licensee will remain obligated to provide, in the form specified in Section 6.2, an accounting for and pay Royalties earned up to the date of termination and for the one (1) year period thereafter with respect to clause (a), as specified above. Any such payments or reports due hereunder will be sent to ULRF within thirty (30) days of termination. In the event of termination, ULRF will have no obligation to refund any royalties, fees, or other amounts paid to ULRF under this Agreement or any other agreement between the Parties.

15.6

Surviving Provisions. Surviving any termination or expiration are: (a) Licensee’s obligation to pay royalties or other amounts accrued or accruable with respect to the Term or as set forth in Section 15.5(a); (b) any claim of Licensee or ULRF, accrued or to accrue, because of any breach or default by the other Party; and (c) the provisions of Sections 2.2, 2.3, 3.1 (solely with respect to the nonexclusive grant Licensed Technical Information in Section 2.2), 3.6, 5.1-5.5 (inclusive) and 5.6 (solely with respect to amounts payable with respect to the Term or the Royalties payable pursuant to Section 15.5(a)), 6.2 (solely with respect to the Term and the one (1) year period thereafter), Articles 7, 8, 12, 13, 14, 15, and 17, Exhibit B (solely with respect to amounts payable with respect to the Term or the one (1) year period thereafter) and Exhibit B, Section 5, and any other provision that by its nature is intended to survive.

16. ASSIGNMENT

16.1

Permitted Assignment by Licensee. Subject to Section 16.3, Licensee may assign this Agreement (a) to their successor in interest in connection with an investment in Licensee or as part of a Change of Control, provided that, if Licensee is then in material breach of any provision of this Agreement and ULRF has provided written notice to Licensee of such material breach, Licensee must obtain ULRF’s prior written consent to such assignment, which ULRF shall not unreasonably withhold, condition or delay, and (b) to an Affiliate of Licensee.

16.2

Any Other Assignment by Licensee. Any other attempt to assign this Agreement by Licensee without ULRF’s prior written consent is null and void; provided, however, that ULRF shall not unreasonably withhold, condition or delay its written consent to any assignment desired by Licensee.

16.3 Conditions of Assignment. Prior to any assignment, the following conditions must be met:

(a)

Licensee must give ULRF thirty (30) days prior written notice of the assignment if such assignment is not made pursuant to Section 16.1 (or, if such notice is made pursuant to Section 16.1, within thirty (30) days after the effective date of the assignment), including the assignee’s contact information; and

(b)	the assignee must agree in writing to ULRF to be bound by this Agreement.

16.4

After the Assignment. Upon a permitted assignment of this Agreement by Licensee pursuant to this Article, the term “Licensee” in this Agreement will mean the assignee, and upon an assignment of this Agreement by ULRF to which Licensee provides prior written consent, the term “ULRF” in this Agreement will mean the assignee.

16.5	No Assignment by ULRF. This Agreement may not be assigned or otherwise transferred by ULRF without the prior written consent of Licensee.

17. MISCELLANEOUS

17.1	Marking. Licensee will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

17.2

Use of Names and Trademarks. Licensee will not, without the prior written consent of ULRF, identify ULRF, UofL, or any of their affiliated entities in any promotional statement or use the name of any Inventor (with the exception of any Inventors who are employed by, partners in, owners of or consultants of Licensee) or any UofL employee or student, or any trademark, service mark, trade name, or symbol of ULRF or UofL in a commercial manner; provided, however, that this Agreement shall not limit in any manner any right of Licensee to use Dr. Ildstad’s name. Notwithstanding the foregoing or anything to the contrary herein, Licensee may state that it is a licensee of ULRF with respect to the Licensed Technologies and this Section 17.2 shall not prohibit Licensee from making any disclosure of Confidential Information permitted by the Confidentiality Agreement or as required by applicable law if Licensee is a publicly traded company. ULRF or UofL may state that the Licensed Patents are licensed to Licensee.

17.3

Entire Agreement; Amendment. This Agreement, including the attached Exhibits, and the Confidentiality Agreement, together constitute the entire agreement and the understanding of the Parties with respect to the matters contained herein, and supersedes all prior communications, representations, or understandings, whether oral or written, between the Parties relating to the same. This Agreement may be modified only by an instrument duly executed by authorized officials of the Parties and only if such instrument specifically states that it is an amendment to this Agreement. For the avoidance of doubt, the “BACKGROUND IN CONNECTION WITH THE AMENDMENT AND RESTATEMENT” and “BACKGROUND” portions of this document are for general background information only and are not, and shall not be deemed to be, operative or binding contractual provisions.

17.4

Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining provisions are not in any way to be affected or impaired thereby. In the event such curtailment, limitation or deletion is not allowed by relevant law or if such curtailment, limitation or deletion changes any essential basis of the bargain set forth in this Agreement, the Parties agree to substitute a new provision as similar in effect to the deleted provision as may be allowed by relevant law.

17.5

Interpretation. Any reference herein to any defined term includes both the singular and the plural, whether or not both forms are included in the reference. References to any statutes or regulations mean such statutes or regulations as amended at the time of interpretation and include any successor legislation or regulations. All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. Any Exhibits are hereby incorporated by reference and deemed a part of this Agreement. Unless the context otherwise requires, capitalized terms used herein will have the respective meanings specified or referred to in Article 1, or elsewhere herein. Any words not herein defined will have their ordinary meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or” unless preceded by the word “either.”

17.6

Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

17.7

No Agency. The relationship between the Parties is that of independent contractors. Neither Party will be deemed an agent of the other in connection with the exercise of any rights hereunder, nor will either Party have any right or authority to assume or create any obligation or responsibility on behalf of the other.

17.8

Governing Law. This Agreement will be governed solely by the laws of the Commonwealth of Kentucky, without applying any law that would result in the application of a different body of law; provided that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent has been granted. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

17.9

Jurisdiction and Forum. The state courts located in Franklin County in the Commonwealth of Kentucky will have exclusive jurisdiction over any claim or dispute concerning or arising out of this Agreement. The Parties hereby irrevocably consent to the exclusive jurisdiction of such courts and irrevocably waive any claim of inconvenient forum; provided that, notwithstanding the foregoing, either Party will have the right to seek injunctive relief and the enforcement of judgments in any court of competent jurisdiction.

17.10	WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF A CONTRACT CLAIM WITH THIS AGREEMENT.

17.11

Compliance with Laws. This Agreement will be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement. Licensee will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in Licensee’s use, manufacture, Sale, offer for Sale, or import of Licensed Products or in Licensee’s practice of Licensed Methods. Without limitation, Licensee will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products or Licensed Methods, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR). Licensee will obtain, and will require Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Licensed Products made by use of technical data) as may be required by EAR, and any similar foreign laws or regulations, and Licensee hereby gives such written assurances as may be required under those Regulations to ULRF.

17.12

Export Controls. Licensee understands that ULRF and UofL are subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities, and ULRF’s obligations to Licensee under this Agreement are contingent on and subject to compliance with such laws and regulations. The transfer of certain technical data or commodities may require a license from an agency of the United States Government or written assurances by Licensee or a Sublicensee that Licensee or a Sublicensee will not export such technical data or commodities to certain foreign countries without prior approval of such agency. ULRF neither represents that such a license will not be required nor that, if required, it will be issued.

17.13

Execution in Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or by electronic delivery in .pdf format shall be deemed to be original signatures.

17.14

Section 365(n). All licenses granted under or pursuant to this Agreement by ULRF to Licensee are, and shall otherwise be deemed to be, for purposes of § 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against ULRF under the Code, Licensee and its Affiliates and Sublicensees (and their respective sublicensees) shall be entitled to retain all of their rights to all Licensed Technology under this Agreement.

Therefore, the Parties have executed this Agreement by their duly authorized officers or representatives on the Execution Date.

UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.	REGENEREX, INC.

/s/ T. Allen Morris	/s/ Suzanne Tollerud
T. Allen Morris, Ph.D., M.B.A. Director, Office of Technology Transfer	Suzanne Tollerud Director of Business Operations

Attachments:	Exhibit A: Licensed Patents
Exhibit B: Fees and Royalties
Exhibit C: Diligence Milestones

[Signature Page to Amended and Restated Exclusive License Agreement]

EXHIBIT A – LICENSED PATENTS

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(the “Jointly-Owned Patent Rights”)

EXHIBIT B - FEES AND ROYALTIES

NOTICE

THIS EXHIBIT B CONTAINS FINANCIAL AND COMMERCIAL INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL OF THE LICENSEE. ULRF AGREES NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN THE CONFIDENTIALITY AGREEMENT.

1.

Royalties. On a Licensed Product-by-Licensed Product, Indication-by-Indication and country-by country basis during the Term, Licensee agrees to pay to ULRF royalties (“Royalties”) as a percentage of Net Sales for all Licensed Products Sold during the Term by Licensee, Affiliates, Sublicensees or any third party otherwise authorized by Licensee to Sell Licensed Products according to the following schedule:

a.

For Licensed Products that are Covered by Licensed Patents, Licensee agrees to pay to ULRF royalties at the rate of: (i) three percent (3%) of annual Net Sales less than $250 million in the aggregate; (ii) three and one-half percent (3.5%) of annual Net Sales from $250 million in the aggregate up to $750 million in the aggregate; and (iii) four percent (4%) of annual Net Sales above $750 million in the aggregate. Amounts owed under this Section 1(a) will be paid and reported on a semi-annual basis, as described in Section 6.2.

b.

For Licensed Products that include Licensed Technical Information but are not Covered by Licensed Patents, Licensee agrees to pay to ULRF royalties at the rate of : (i) one and one- half percent (1.5%) of annual Net Sales less than $250 million in the aggregate; (ii) one and three quarters percent (1.75%) of annual Net Sales from $250 million in the aggregate up to $750 million in the aggregate; and (iii) two percent (2%) of annual Net Sales above $750 million in the aggregate. Amounts owed under this Section 1(b) will be paid and reported on a semi-annual basis, as described in Section 6.2.

If Licensee reasonably determines it is necessary to obtain third party licenses in order to commercialize the Licensed Products, and the total combined royalty burden with respect to the Licensed Products (royalties owed to ULRF plus third party technologies) exceeds a combined threshold royalty of four percent (4%) of Net Sales, then the Royalties payable to ULRF under this Agreement for that License Year may be reduced by an amount proportionate to the amount by which the total royalty paid by LICENSEE exceeds the threshold as follows:

R2 = R1 (1-[T-TCR]/T),

where T = the total, combined royalty burden;

TCR = the Royalty threshold for stacking

R1 = the unstacked earned royalty due to ULRF; and

R2 = the adjusted Royalties to be paid by LICENSEE to ULRF.

Provided, however, the Royalty rate owed to ULRF shall not be reduced by greater than fifty percent (50%) of the applicable Royalty rate stated in Section 1a and 1b above.

Notwithstanding anything to the contrary in this Agreement, with respect to Licensed Products that are not Covered by any Licensed Patent other than a Jointly Owned Licensed Patent, only seventy- five percent (75%) of the Sales of such Licensed Products shall be included in the calculation of Net Sales.

2.

Sharing of Non-Royalty Sublicensing Income. With respect to any Sublicenses granted by Licensee under Article 3, Licensee will pay to ULRF the applicable ULRF Share Percentage (as defined below) of Non-Royalty Sublicensing Income within [***] of Licensee’s receipt of any Non-Royalty Sublicensing Income. For Sublicenses that are restricted to territories for which Licensed Products are not Covered by Licensed Patents or to the extent Non-Royalty Sublicensing Income relates to Licensed Products that are not Covered by Licensed Patents, the percentage of Non-Royalty Sublicensing Income due and payable to ULRF shall be reduced by [***] percent ([***]%) [***].

“ULRF Share Percentage” shall mean: (a) with respect to Non-Royalty Sublicensing Income received by Licensee under a Sublicense entered into by Licensee during the [***] License Years, [***] percent ([***]%); (b) with respect to Non-Royalty Sublicensing Income received by Licensee under a Sublicense entered into by Licensee during the [***] License Years, [***] percent ([***]%); (c) with respect to Non-Royalty Sublicensing Income received by Licensee under a Sublicense entered into by Licensee during the [***] License Year, [***] percent ([***]%); (d) with respect to Non-Royalty Sublicensing Income received by Licensee under a Sublicense entered into by Licensee during the [***] License Year, [***] percent ([***]%), and (e) with respect to Non-Royalty Sublicensing Income received by Licensee under a Sublicense entered into by Licensee after the [***] License Year, [***] percent ([***]%).

Notwithstanding anything to the contrary in this Agreement, with respect to any Non-Royalty Sublicensing Income that is received by Licensee in consideration of a Sublicense to any Jointly Owned Licensed Patent, and no other Licensed Patents, the amount of such Non-Royalty Sublicensing Income shall be [***] percent ([***]%) of the amount that would otherwise be payable to ULRF pursuant to this Section 2.

3.	Prior Patent Costs. None. Not Applicable.

4.	Milestone Payments.

Licensee agrees to pay to ULRF the following one-time, non-creditable, non-refundable license milestone fees (each, a “Milestone Payment”) in accordance with the terms below:

•	Dosing by Licensee, or a Sublicensee as a service provider to Licensee, of a Licensed Product to the first subject or patient for the first phase III clinical trial: $125,000

•	FDA or other Regulatory Approval of a Licensed Product: $500,000

•	FDA or other Regulatory Approval of the second Indication of a Licensed Product: $500,000

•

Achievement of $100M in aggregate Net Sales of Licensed Products: $500,000 Payment for each above milestone shall be paid within six (6) months from the date that specific milestone occurs. If Licensee receives a milestone payment that is Non-Royalty Sublicensing Income from a Sublicensee for the achievement of one of the above milestones, then Licensee will pay the greater of: (1) the above milestone payment or (2) the applicable ULRF Share Percentage of the amount received from the third party for that milestone and, in the case of (2), the above milestone payment shall be deemed paid. For example, if Licensee receives a milestone payment in the amount of $5,000,000 from a Sublicensee for the completion of a phase III clinical trial for a Licensed Product and the applicable ULRF Share Percentage is 25%, then Licensee would be responsible to pay ULRF 25% of that (amounting to $1,250,000), which is greater than the $125,000 payment listed above. If the Net Sales $500,000 Milestone Payment above is paid by Licensee, then Licensee shall have the right to reduce any subsequent ULRF Share Amounts that would otherwise be payable to ULRF based on Non-Royalty Sublicensing Income received by Licensee from a Sublicensee for the achievement of any commercial Licensed Product milestone(s) (e.g., net sales of Licensed Products) by an aggregate of $500,000.

5.	Shadow Equity Payment.

On October 30, 2018, Licensee converted from a limited liability company into a corporation and, immediately thereafter, had 150,000,000 shares of common stock authorized and 34,875,000 shares of common stock issued and outstanding. There are no shares of preferred stock of the Licensee outstanding as of the date hereof. Upon execution and delivery of this Agreement, Licensee hereby grants to ULRF “Shadow Equity” consideration equal to 348,750 shares of common stock (for clarity, in no event will this number of shares be less than one percent (1%) of all issued and outstanding shares on the date of conversion to a corporation). On or prior to (a) the Company’s first underwritten public offering of its common stock (an “IPO”), or (b) any transaction that is treated as a Deemed Liquidation Event, the Licensee, in its sole and absolute discretion, shall notify ULRF of its decision to either (i) issue to ULRF the aforementioned 348,750 shares of common stock, or (ii) make to ULRF a cash payment equal to (x) the aforementioned 348,750 shares of common stock multiplied by either (x) the price per share of common stock in the IPO, as set forth on the cover page of the final prospectus related thereto, or (y) the price per share of common stock received by a holder thereof in connection with such Deemed Liquidation Event; provided that such cash consideration shall be subject to any holdbacks, escrows or other contingences applicable to holders of common stock generally in connection with such Deemed Liquidation Event. In the event that Licensee shall deliver any shares of common stock to ULRF pursuant hereto, then ULRF shall enter into a lockup agreement for such duration and in the form requested by the underwriters of the IPO in the same manner as Company employees and other insiders. Distribution of shares or cash consideration shall occur within sixty (60) days of the closing of such transaction. For the avoidance of doubt, in no event shall any bona fide equity financing, which does not acquire ownership of a majority of the outstanding shares of capital stock of Licensee directly from the holders thereof, constitute a

Deemed Liquidation Event hereunder (including, without limitation, any financing contemplated by Clarus Ventures and certain other investors pursuant to that certain stock purchase agreement, by and between the Company, Clarus Ventures and certain other investors listed therein for a financing of up to one hundred million dollars ($100,000,000), as the same may be amended from time to time after the date hereof). This Shadow Equity Payment provision is intended to survive termination or expiration of this Agreement.

For purposes of this Section 5, each of the following events shall be considered a “Deemed Liquidation Event”:

a.	a merger or consolidation in which

i.	the Licensee is a constituent party or

ii.

a subsidiary of the Licensee is a constituent party and the Licensee issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Licensee or a subsidiary in which the shares of capital stock of the Licensee outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

b.

(1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Licensee or any subsidiary of the Licensee of all or substantially all the assets of the Licensee and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Licensee if substantially all of the assets of the Licensee and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Licensee.

6.	Annual License Maintenance Fee

Licensee agrees to pay to ULRF a non-creditable, non-refundable annual license maintenance fee (the “Annual License Maintenance Fee”) on each anniversary of the Effective Date and according to the schedule below starting on the third (3rd) anniversary date:

•	fifty thousand dollars ($50,000) due on the 3rd, 4th and 5th anniversary dates; and

•	seventy thousand eight hundred and thirty three dollars ($70,833) due on the 6th through 17th anniversary dates.

7.

Notwithstanding anything to the contrary in this Agreement, (a) the calculations set forth in Sections 1 and 2 of this Exhibit B shall be calculated only on relevant amounts actually received by Licensee, and (b) Licensee shall not in any event be required to pay to ULRF any amounts in excess of the Net Sales or Non-Royalty Sublicensing Income actually received by Licensee.

EXHIBIT C - DILIGENCE MILESTONES

NOTICE

THIS EXHIBIT C CONTAINS COMMERCIAL AND PROPRIETARY INFORMATION DEEMED BUSINESS SENSITIVE AND CONFIDENTIAL OF THE LICENSEE. ULRF AGREES NOT TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED AND CONTEMPLATED IN THE CONFIDENTIALITY AGREEMENT.

1.	Non-Fee-Based, Diligence Milestones: Subject to the Section 2 of this Exhibit C below:

•	Licensee will raise two million dollars ($2M) cash, in the form of equity investment, grant funding and/or partnership funds by December 31,2018;

•	Licensee or Sublicensee will enroll the first patient in a Phase III clinical trial for the Regulatory Approval of a Licensed Product by December 31, 2019;

•	Licensee will spend at least two hundred thousand U.S. dollar ($200,000.00) each calendar year on the development of Licensed Products until the first Sale of a Licensed Product.

2.

Extension and Modification: Notwithstanding anything to the contrary in this Agreement, if Licensee fails to meet or expects that it will fail to meet a diligence milestone (as may be modified pursuant to this paragraph) by the milestone due date (as may be extended pursuant to this paragraph), Licensee may request an extension and/or modification of the diligence milestone, and ULRF will provide a reasonable extension and/or modification provided that Licensee reasonably demonstrates that it has been and is diligently and in good faith endeavoring to make progress towards achieving the applicable milestone.

SCHEDULE 7.1(e)

GOVERNMENT AND FOUNDATION FUNDING

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